EXHIBIT 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (this “Release”) is made and entered into as of February 21, 2019, between Hilltop Holdings Inc. and any of its parents, predecessors, successors, subsidiaries, affiliates or related companies, organizations, managers, officers, directors, executives, agents, plan fiduciaries, shareholders, attorneys and/or representatives (hereinafter referred to collectively as the “Company”) and Alan B. White (“Executive”) (collectively, the “Parties”).

WHEREAS, the Company and Executive are parties to that certain Retention Agreement, dated as of May 8, 2012 (the “Original Agreement”), as amended by that certain First Amendment to Retention Agreement and Assignment and Assumption Agreement, dated as of September 12, 2016 (together with the Original Agreement, collectively, the “Retention Agreement”);

WHEREAS, Executive is retiring from all positions with the Company effective April 1, 2019 (the “Separation Date”) and such retirement shall constitute a “separation of service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and it is the intent of the parties that the Retention Agreement terminate upon the Separation Date, except as otherwise provided herein; and

WHEREAS, the Parties desire to finally, fully and completely resolve all claims that now or may exist between them, including, but not limited to those concerning Executive’s employment, Executive’s retirement and separation of employment with the Company, and all claims over benefits and compensation connected with such employment and separation.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.                                      Termination of Retention Agreement.  The Parties acknowledge that (i) Executive’s employment with the Company shall be terminated upon his retirement on the Separation Date and (ii) the Retention Agreement and all rights and obligations thereunder shall terminate, and will be null and void of no further force effect, except as otherwise provided herein, including, without limitation, as set forth in Section 9 of this Release, on the Separation Date.

2.                                      Certain Payments and Benefits.

(a)                                 Contractual Obligations. Executive shall be paid the portion of his base salary through the Separation Date (“Accrued Obligations”) at the annual rate then in effect in accordance with the then current payroll practices of the Company. Except as expressly stated in this Release or as required by law, all other compensation and benefits that relate to Executive’s employment with the Company, including any benefits set forth in any employee benefit plan, policy or program shall cease as of the Separation Date.

(b)                                 Separation Benefits.  Subject to this Release, and any delay as provided for in Section 12(h)(iii) of the Retention Agreement, the Company shall (i) to the extent not previously paid, pay Executive a one-time lump sum amount equal to $1,450,000 (the “2018 Bonus Amount”) on or prior to March 15, 2019, (ii) pay the Executive $6,672,372, plus interest at the publicly stated PlainsCapital Bank one year fixed certificate of deposit rate for the period from January 1, 2019 to, but not including, the date of payment to Executive by the Company, which constitutes payment in full of the Prior Agreement Payment (as defined in the Retention Agreement) pursuant to Section 4(f) of the Retention Agreement, (iii) commencing on the first regularly scheduled payroll date after the sixtieth (60th) day following the Separation Date (“Severance Payment Commencement Date”), pay Executive an aggregate of $5,770,000 in equal installments over two years from the Severance Payment Commencement Date in accordance with the then current payroll practices of the Company (the “Severance Amount”), which shall constitute payment of the Company’s obligations set forth in Section 6(a)(i)(B) of the Retention Agreement, (iv) pay Executive a one-time COBRA assistance payment of $23,000 (the “COBRA Payment”), (v) continue to pay the premiums of that certain Split-Dollar Life Insurance Policy for which Executive is a named beneficiary and Executive shall continue to be entitled to the benefits thereof in accordance with the policy terms thereof (the “Insurance Benefit”), and (vi) treat Executive’s termination of employment as a termination without “cause” as of the Separation Date for purposes of the restricted stock units granted to Executive prior to February 15, 2019, and he shall have the rights applicable upon such a termination as set forth the restricted stock unit award agreements governing such restricted stock units (the 2018 Bonus Amount, the Prior Agreement Payment, the Severance Amount, the COBRA Payment and Insurance Benefit are collectively referred to herein as the “Separation Payment”).  Subject to restrictions imposed by federal or state securities laws, including, without limitation Rule 144 promulgated pursuant to the Securities Act of 1933, as amended, in further consideration of Executive’s execution and non-revocation of this Release, the Company also agrees to waive the transfer restrictions applicable to the shares of Company common stock previously received by Executive pursuant to the vesting of restricted stock units or received after the date hereof in accordance with the restricted stock unit award agreements governing the grant of such restricted stock units.

(c)                                  Waiver of Additional Compensation or Benefits.  Other than the compensation and payments expressly provided for in this Release, Executive shall not be entitled to any additional compensation, benefits, payments or grants under any benefit plan, compensation plan, severance plan, bonus or incentive program established by the Company. Executive agrees that this Release covers any claims Executive might have regarding his compensation, bonuses, and any other benefits he may or may not have received during his employment with the Company, including, without limitation, any claims relating to any purported breach of fiduciary duty relating to any Company-sponsored plan, but expressly excludes his claim to assets held in Executive’s name under the Company’s 401(k) plan or any ordinary-course claims under health insurance plans currently maintained by the Company that provide for continuation or conversion rights.

3.                                      Mutual Release and Waiver.

(a)                                 By Executive.  In consideration of the Separation Payment and other consideration provided for in this Release, that being good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged by Executive, Executive, on his own behalf and on behalf of his agents, administrators, representatives, executors, successors, heirs, devisees and assigns (collectively, the “Releasing Parties”) hereby finally, unconditionally, irrevocably and absolutely fully releases, remises, acquits and forever discharges the Company and all of its affiliates, and each of their respective officers, directors, shareholders, equity holders, members, partners, managers, agents, employees, consultants, independent contractors, attorneys, advisers, fiduciaries, plan administrators, successors and assigns (collectively, the “Released Parties”), jointly and severally, from any and all claims, rights, demands, debts, obligations, losses, liens, agreements, contracts, covenants, actions, causes of action, suits, services, judgments, orders, counterclaims, controversies, setoffs, affirmative defenses, third party actions, damages, penalties, costs, expenses, attorneys’ fees, liabilities and indemnities of any kind or nature whatsoever, direct or indirect (collectively, the “Claims”), whether asserted, unasserted, absolute, fixed or contingent, known or unknown, suspected or unsuspected, accrued or unaccrued or otherwise, whether at law, in equity, administrative, statutory or otherwise, in any forum, venue or jurisdiction, whether federal, state, local, administrative, regulatory or otherwise, and whether for injunctive relief, back pay, fringe benefits, reinstatement, reemployment, or compensatory, punitive or any other kind of damages, which any of the Releasing Parties ever have had in the past, presently or up and to the Separation Date have against the Released Parties, and each of them, arising from or relating to Executive’s employment with the Company or its affiliates, or the termination of that employment or any circumstances related thereto, or any other matter, cause or thing whatsoever, including, without limitation, all claims arising under or relating to employment, employment contracts, stock options, stock option agreements, restricted stock, restricted stock agreements, restricted stock units, restricted stock unit agreements, equity interests, deferred compensation, employee benefits or purported employment discrimination or violations of civil rights of whatever kind or nature, including, without limitation, all claims arising under the Age Discrimination in Employment Act (“ADEA”), the Employment Non-Discrimination Act (“ENDA”), the Lilly Ledbetter Fair Pay Act, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, the Rehabilitation Act of 1973, Title VII of the United States Civil Rights Act of 1964, 42 U.S.C. § 1981, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and/or 1871, the Genetic Information and Nondiscrimination Act (“GINA”), the Employee Retirement Income Security Act of 1974; the Immigration Reform and Control Act; the Older Worker Benefit Protection Act; the Workers Adjustment and Retraining Notification Act; the Occupational Safety and Health Act; the Employee Polygraph Protection Act, the Uniformed Services Employment and Re-Employment Act; the National Labor Relations Act; the Labor Management Relations Act; the Sarbanes-Oxley Act of 2002; the Texas Labor Code, the Texas Payday Law, the Texas Commission on Human Rights Act or Chapter 21; or any other applicable foreign, federal, state or local employment discrimination statute, law or ordinance, including, without limitation, any workers’ compensation, disability, whistleblower protection or anti-retaliation claims under any such laws, claims for wrongful discharge, breach of contract, breach of express or implied contract or implied covenant of good faith and fair dealing, and any other claims arising under foreign, state, federal or common law, as well as any expenses, costs or attorneys’ fees. Executive further agrees that Executive will not file or permit to be filed on Executive’s behalf any such claim.  Notwithstanding the preceding sentence or any other provision of this Release, this Release is not intended to interfere with Executive’s right (i) to file a charge with the Equal Employment Opportunity Commission (the “EEOC”) or any state human rights commission in connection with any claim he believes he may have against the Company, (ii) to participate in an investigative proceeding of any federal, state, or local governmental agency, (iii) to report possible violations of law or regulations to any governmental agency or entity, including disclosures that are protected under the whistleblower provisions of federal law or regulation, or (iv) to enforce the Company’s obligations under this Release.  However, by executing this Release, Executive hereby waives the right to recover in any proceeding Executive may bring before the EEOC or any state human rights commission or in any proceeding brought by the EEOC or any state human rights commission on Executive’s behalf.  Executive also agrees to waive any right or ability to be a class or collective action representative or to otherwise recover damages in any putative or certified class, collective, or multi-party action or proceeding relating to Claims released in this Release and/or against any Released Parties.  Notwithstanding the preceding sentence or any other provision of this Release, this Release shall not interfere with the Executive’s remedies, including, without limitation, at law, equity, sounding in contract (express or implied) or tort at law, to enforce Company’s obligations under this Release and continuing obligations under the Retention Agreement as set forth in Section 9 hereof.

(b)                                         By the Company.  In consideration of the mutual promises contained in this Release, the Company, on behalf of itself and all of its subsidiaries, successors, assigns and affiliates, irrevocably and unconditionally releases, waives, and forever discharges, Executive and his heirs, executors, successors and assigns (the “Executive Released Parties”), from any and all claims, demands, actions, causes of action, rights, debts (other than loans for borrowed money), obligations (other than loans for borrowed money), losses, suits, controversies, setoffs, affirmative defenses, counterclaims, third party actions, damages, penalties, attorneys’ fees, costs, fees, and all liabilities and indemnities whatsoever, whether known or unknown, suspected or unsuspected, accrued or unaccrued, fixed or contingent, which the Company has, had, or may have against the Executive Released Parties relating to or arising out of his employment or termination of employment with the Company up to and including the Separation Date, except that this Release does not include any act or omission taken by Executive while employed by the Company or its affiliates that was (i) criminal, (ii) fraudulent or (iii) for which Executive would not be indemnified under the Company’s bylaws.  This Release includes, without limitation, claims at law or equity or sounding in contract (express or implied) or tort, claims arising under any federal, state or local laws; or any other statutory or common law claims related to Executive’s employment or termination of employment with the Company up to and including the Separation Date. Notwithstanding the preceding sentence or any other provision of this Release, this Release shall not interfere with the Company’s remedies, including, without limitation, at law, equity, sounding in contract (express or implied) or tort at law, to enforce Executive’s obligations under this Release and continuing obligations under the Retention Agreement, including, without limitation, as set forth in Sections 8 and 9 of this Release.

(c)                                          Except as required by law and as provided for in Section 3(a), Executive agrees that Executive will not commence, maintain, initiate or prosecute, or cause, encourage, assist, volunteer, advise or cooperate with any other person or entity to commence, maintain, initiate or prosecute, any action, lawsuit, proceeding, charge, petition, complaint or Claims before any court, agency or tribunal against the Released Parties arising from, concerned with or otherwise related to, in whole or in part, Executive’s employment with the Released Parties or any of the matters discharged and released in this Release.  Executive represents and agrees that, prior to signing this Release, he has not filed, assigned or pursued any complaints, charges or lawsuits of any kind with any court, governmental or administrative agency, or arbitral forum against the Company, or any other person or entity released under this Section 3, asserting any claims whatsoever.  Executive understands and acknowledges that, in the event he commences any proceeding in violation of this Release, he waives and is estopped from receiving any monetary award or other legal or equitable relief in such proceeding.

(d)                                         Executive represents and warrants that Executive is not aware of any (i) violations, allegations or claims that the Company has violated any federal, state or foreign law of any kind, or (ii) any facts or circumstances relating to or giving rise to any alleged violations, allegations or claims that the Company has violated any federal, state or foreign law of any kind, of which Executive has not previously made the General Counsel of Hilltop Holdings Inc. aware.  If Executive learns of any such information, Executive shall promptly inform the General Counsel of Hilltop Holdings Inc. in writing.

4.                                      No Admission of Liability.  The Parties understand and agree that this Release shall not in any way be construed as an admission by Executive or the Released Parties of any unlawful or wrongful acts whatsoever, and Executive and the Released Parties specifically disclaim any liability to, or wrongful acts against, the other or any other person.

5.                                      Resignation. Effective as of the Separation Date and by reason of Executive’s retirement, Executive resigns as an officer and member of the board of directors of the Company and each of its subsidiaries and affiliates and from any such positions held with any other entities at the direction of, or as a result of Executive’s affiliation with the Company or any of its subsidiaries or affiliates.  In addition, Executive agrees and acknowledges that the Separation Date was the date of his retirement and resignation from all other offices, positions, directorships, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, the Company or any of its subsidiaries or affiliates.

6.                                      Time to Consider Release.  The Company advises Executive in writing to consult with an attorney before executing this Release.  Executive further acknowledges that the Company has given him a period of twenty-one (21) calendar days within which to review and consider the provisions of this Release.  Executive understands that if he does not sign this Release and deliver it to the Company before the twenty-one (21) calendar day period expires, this Release offer will be withdrawn automatically.

7.                                      Revocation Period.  Executive understands and acknowledges that after executing this Release he has seven (7) calendar days following the execution of this Release to revoke his acceptance of this Release.  This Release will not become effective or enforceable, and the payments and certain of the benefits described in Section 2 (unless specifically provided otherwise) will not become payable, until after this revocation period has expired without his revocation.  To revoke this Release, Executive must do so in writing delivered to the General Counsel at the following address 2323 Victory Avenue, Suite 1400, Dallas, Texas 75219 (or by electronic mail delivery in “pdf” form to:  cprestidge@hilltop-holdings.com or by fax at (214)

580-5722 by the seventh (7th) day after the date Executive delivers a signed Release to the Company.  The effective date of this Release shall be the eighth (8th) day after Executive signs this Release without revocation.

8.                                      Non-Disparagement.  Executive agrees not to disclose, communicate, or publish any disparaging or negative information, writings, electronic communications, comments, opinions, facts, or remarks, of any kind or nature whatsoever (collectively, “Disparaging Information”), about any of the Released Parties.  Executive acknowledges that in executing this Release, he has knowingly, voluntarily, and intelligently waived any free speech, free association, free press, or First Amendment to the United States Constitution (including, without limitation, any counterpart or similar provision or right under the Texas Constitution) rights to disclose, communicate, or publish Disparaging Information concerning or related to the Executive or the Released Parties. The Company shall instruct the Chief Executive Officer of the Company and the Chief Executive Officers of each of its subsidiaries to refrain disclosing, communicating or publishing any Disparaging Information about Executive to any third parties. Notwithstanding anything in this Release or the Retention Agreement to the contrary, nothing shall impair any party’s legally protected rights under the whistleblower provisions of any applicable federal law or regulation, including under Rule 21F of the Securities Exchange Act of 1934, as amended.

9.                                      Retention Agreement.  The Parties hereby agree and acknowledge that Sections 7 (Full Settlement), 9 (Restrictive Covenants), 10 (Sucessors), 11 (Arbitration) and 12 (Miscellaneous) of the Retention Agreement are of a continuing nature and expressly survive the expiration, termination or cancellation of the Retention Agreement and the obligations of the Parties thereunder and the enforcement rights of each Party shall not be released by this Release.  Executive’s rights under Section 8 of the Retention Agreement relating to the excise tax imposed under Section 4999 of the Code shall survive until the expiration of the statute of limitations with respect thereto, and the Company’s obligations thereunder shall not be released by this Release. Except as set forth in this Section 9, Executive and the Company acknowledge and agree that the Retention Agreement is terminated.

10.                               Cooperation.                      Executive agrees to fully cooperate with the Company regarding any internal investigation, legal, regulatory or other matter about which Executive may have relevant information or evidence in any form, and the Company agrees to pay Executive for his actual expenses.  Additionally, Executive and the Company agree to cooperate in good faith in arranging for the transfer to Executive of certain mutually agreed upon assets (the “Transferred Assets”), subject to compliance with all applicable laws, rules and regulations.

11.                               Knowing and Voluntary Release.  Executive understands it is his choice whether to enter into this Release and that Executive’s decision to do so is voluntary and is made knowingly.

12.                               No Prior Representations or Inducements.  Executive represents and acknowledges that in executing this Release, he does not rely, and has not relied, on any communications, statements, promises, inducements, or representation(s), oral or written, by any of the Released Parties, except as expressly contained in this Release.  Any amendment to this Release must be signed by all Parties to this Release.

13.                               Binding Release and Survival.  This Release shall inure to the benefit of, and be enforceable by, Executive’s and the Company’s respective personal or legal representatives, executors, administrators, assigns, successors, heirs, distributees, devisees, and legatees.  Unless terminated by Executive pursuant to Section 7, the covenants and agreements of the parties set forth in Sections 3 through 5 and Sections 8 through 17 are of a continuing nature and shall survive the expiration, termination or cancellation of this Release, regardless of the reason therefor.

14.                               Choice of Law.  THIS RELEASE SHALL IN ALL RESPECTS BE INTERPRETED, ENFORCED, AND GOVERNED UNDER THE LAWS OF THE STATE OF TEXAS.  THE COMPANY AND EXECUTIVE AGREE THAT THE LANGUAGE IN THIS RELEASE SHALL, IN ALL CASES, BE CONSTRUED AS A WHOLE, ACCORDING TO ITS FAIR MEANING, AND NOT STRICTLY FOR, OR AGAINST, ANY OF THE PARTIES.

15.                               Severability.  The Company and Executive agree that should an arbitrator or court declare or determine that any provision of this Release is illegal or invalid, the validity of the remaining parts, terms or provisions of this Release will not be affected and any illegal or invalid part, term, or provision, will not be deemed to be a part of this Release and there shall be deemed substituted therefor such other provision as will most nearly accomplish the intent of the parties to the extent permitted by the applicable law.

16.                               Entire Agreement and Counterparts.  This Release constitutes the entire agreement between the Parties concerning the subject matter hereof.  The Company and Executive agree that this Release may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same instrument.

17.                               Withholding. The Company may withhold from any amounts payable under this Release such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.  All income to Executive shall reported by the Company in accordance with applicable law.

SIGNATURE PAGE FOLLOWS

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THE FOREGOING, THAT I UNDERSTAND ALL OF ITS TERMS AND THAT I AM RELEASING CLAIMS AND THAT I AM ENTERING INTO IT VOLUNTARILY.

IN WITNESS WHEREOF, the Company and Executive hereto evidence their agreement by their signatures.

EXECUTIVE:	COMPANY:

Hilltop Holdings Inc.

/s/ ALAN B. WHITE	By: /s/ JEREMY B. FORD
Alan B. White	Name: Jeremy B. Ford
Title: President & Co-CEO
Date: February 21, 2019

Address:	Date: February 21, 2019

Address:

2323 Victory Ave, Suite 1400
Dallas, Texas 75219